Exhibit 12


                            SOUTH JERSEY GAS COMPANY
  Calculation of Ratio of Earnings from Continuing Operations To Fixed Charges
                  Plus Preferred Security Dividend Requirements
                                 (In Thousands)


                                                                                   Fiscal Year Ended December 31,
                                                               --------------------------------------------------------------------
                                          12 Months Ended
                                           June 30, 2002          2001           2000           1999           1998          1997
                                        --------------------   ---------------------------------------------------------------------

Net Income *                                    $ 21,864       $ 21,527       $ 21,855       $ 20,367       $ 14,884       $ 19,929

Federal and State Income Taxes                    15,799         15,693         16,703         15,445         12,299         11,581

Fixed Charges **                                  19,113         20,347         21,181         20,949         19,235         18,103
Preferred Securities - Dividends                   3,058          3,062          3,074          3,084          3,088          2,102
                                           ----------------------------------------------------------------------------------------

        Sub-Total                                 22,171         23,409         24,255         24,033         22,323         20,205
                                           ----------------------------------------------------------------------------------------

Capitalized Interest                                (353)          (221)           (24)          (390)          (167)          (107)
                                           ----------------------------------------------------------------------------------------

Total Available for Coverage                    $ 59,481       $ 60,408       $ 62,789       $ 59,455       $ 49,339       $ 51,608
                                           ========================================================================================



Total Available                                     2.7x           2.6x           2.6x           2.5x           2.2x           2.6x
----------------------------------------
Fixed Charges and Preferred Security
  Dividends




  *  Net Income before Discontinued Operations

** Fixed charges consist of interest charges (rentals are not material).
